Exhibit 5.1

June     , 2004

Arena Resources, Inc.

4920 South Lewis, Suite 107

Tulsa, OK 74105

RE:	Registration Statement Form SB-2

File No. 333-1113712

Ladies and Gentlemen:

We have acted as counsel for Arena Resources, Inc., a Nevada corporation (“Company”) in connection with the various legal matters relating to the filing of the Company’s Registration Statement on Form SB-2 (“Registration Statement”) under the Securities Act of 1933 as amended, and the sale of up to 1,200,000 units (with each unit consisting of one share of common stock and one warrant to acquire one share of common stock) (“Securities”) to be sold by the Company, including those Securities subject to an option to purchase granted to the representatives of the underwriters to cover over-allotments.

We have examined such documents, records and matters of law as we have considered relevant. Based on such examination it is our opinion that the Securities will be, upon issuance, legally issued, fully paid, and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein.

Very truly yours,

Kenneth E. Dornblaser

For the Firm